Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of March 12, 2025 among Spirit Aviation Holdings, Inc. (the “Guaranteeing Parent”), Spirit IP Cayman Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Brand Issuer”) and Spirit Loyalty Cayman Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Loyalty Issuer” together with Brand Issuer, the “Co-Issuers”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Co-Issuers and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee and Wilmington Trust, National Association, as collateral custodian, an indenture, dated as of March 12, 2025 (as further amended and supplemented, the “Indenture”), providing for the initial issuance of $840,000,000 of PIK Toggle Senior Secured Notes due 2030 (the “Notes”);

WHEREAS, pursuant to Section 9.01(a)(x) of the Indenture, the Guaranteeing Parent and the Trustee are authorized to execute and deliver this Supplemental Indenture pursuant to which the Guaranteeing Parent shall unconditionally guarantee all of the Co-Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”) without the consent of Holders; and

WHEREAS, the Guaranteeing Parent shall constitute “Holdco Guarantor” as defined in the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)       Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)       Agreement to Guarantee. The Guaranteeing Parent hereby agrees to be the Holdco Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to the Holdco Guarantor, including Article 10 thereof, as if it were an original signatory thereto.

(3)       Execution and Delivery. The Guaranteeing Parent agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)       Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(5)       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

(6)       Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)       The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Parent.

(8)       Benefits Acknowledged. The Guaranteeing Parent’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Parent acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(9)       Successors. All agreements of the Guaranteeing Parent in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture and the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind their respective successors.

(10)     Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Executed as a deed on behalf of:

SPIRIT IP CAYMAN LTD.

By:	/s/ Thomas Canfield
Name:	Thomas Canfield
Title:	Director

Executed as a deed on behalf of:

SPIRIT LOYALTY CAYMAN LTD.

By:	/s/ Thomas Canfield
Name:	Thomas Canfield
Title:	Director

SPIRIT AVIATION HOLDINGS, INC., as Guaranteeing Parent

By:	/s/ Thomas Canfield
Name:	Thomas Canfield
Title:	Senior Vice President, General Counsel and Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Alex Melton
Name:	Alex Melton
Title:	Assistant Vice President

[Signature Page to First Supplemental Indenture]